Exhibit T3A-17

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TRUMP HOTELS &

CASINO RESORTS DEVELOPMENT COMPANY, LLC

THIS AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) relates to the formation and operation of TRUMP HOTELS & CASINO RESORTS DEVELOPMENT COMPANY, LLC, a Delaware limited liability company (the “Company”) formed on April 19, 1996 pursuant to the provisions of the Delaware Limited Liability Company Act (Chapter 18, Title 6 of the Delaware Code) (the “Act”), of which Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership, is the sole member (the “Member”). This Agreement amends and restates in its entirety that certain Limited Liability Company Agreement of the Company dated December 16, 1996.

1. Name. The name of the Company shall be Trump Hotels & Casino Resorts Development Company, LLC, or such other name as the Member, from time to time, may determine and register in the Delaware Office of the Secretary of State.

2. Principal Office. The principal office of the Company shall be 1000 Boardwalk, Atlantic City, New Jersey 08401 or such other place within or outside the State of Delaware as may be designated by the Member. The Member may provide additional offices for the Company if same are deemed advisable for the conduct of the Company’s business.

3. Filings. The Member, designated officers, or its attorney in fact, from time to time are authorized to execute, acknowledge, verify, file, record and publish, or cause to be executed, acknowledged, verified, filed, recorded and published, all such applications, certificates and other documents, and do or cause to be done all such other acts, as the Member may reasonably deem necessary or appropriate to comply with the requirements of law for the formation, qualification and operation of the Company as a limited liability company in all jurisdictions in which the Company shall desire to conduct business.

4. Purpose. The purposes of the Company shall be to perform and/or engage in any lawful business, purpose or activity permitted by the Act, including, without limitation, to promote and develop resort and gaming operations, and to enter into, make and perform all contracts, agreements and other undertakings and to do all other things necessary, suitable, desirable or proper for the accomplishment of, or in furtherance of, any of the purposes permitted by law and to do every other act or acts incidental to, or arising from, or connected with, any of such purposes.

5. Term. The term of the Company commenced on the date the Company filed its Certificate of Formation and shall continue in existence until dissolved in accordance with the Act or as otherwise provided in the Company’s Certificate of Formation.

6. Name and Capital Contributions of Sole Member. The name of the sole Member is Trump Hotels & Casino Resorts Holdings, L.P. The Member may make contributions to the capital of the Company as it, in its sole discretion, may determine and such contributions may be in cash or in kind, including equity interest in casino gaming entities. No additional members shall be admitted to the Company without the prior approval of the Member.

7. Membership Certificates and Membership Interest.

A. Ownership of an interest in the Company may be evidenced by the issuance of membership certificate(s) and any such ownership may be freely transferred by the endorsement and delivery of such certificate(s) and any such transferee shall be deemed admitted as a member. Upon submission by an assignee to the Company of an assumption of the transferring member’s obligations to the Company, including those obligations arising hereunder, the assignee shall be deemed to be a member of the Company. The Member hereby authorizes and directs the initial issuance of a one hundred (100%) percent membership interest. Resignation of a member shall be in accordance with the Act.

B. Any certificate of membership interest issued by the Company and the membership interest represented thereby shall constitute a security governed by Article 8 of the Uniform Commercial Code then in effect in the State of Delaware.

8. Operation of the Company. Except as otherwise expressly provided in this Agreement, the rights and obligations of Trump Hotels & Casino Resorts Holdings, L.P., as the sole member of the Company, the management of the affairs of the Company, the conduct of its business, and its dissolution and all other matters shall be governed by the Act.

9. Management.

A. Management of the Company and all of its affairs shall be vested in such officers as the Member shall, from time to time, appoint, including, without limitation, a President and Chief Executive Officer, Executive Vice Presidents and a Secretary. The powers, duties, authorities and responsibilities of such officers shall be the same as those powers, duties, authorities and responsibilities typically given to corporate officers who have such titles. Such officers shall serve until their successors are duly appointed by the Member or until their earlier removal or resignation. Any officer appointed by the Member shall be removed at any time by the Member and any vacancy in any office shall be immediately filled by the Member.

B. Except as expressly provided otherwise by law or this Agreement, the officers shall have full and complete discretion, power and authority to manage, control, administer and operate the business and affairs of the Company for the purposes stated herein and to make all decisions affecting such business and affairs. Notwithstanding the foregoing, the officers shall not undertake any of the following actions without the prior written consent of the Member:

(i) amend this Agreement;

(ii) sell, dispose, trade or exchange the Company assets other than in the ordinary cause of business;

(iii) dissolve or wind up the Company;

(iv) admit any other members to the Company;

(v) enter into any contract or related series of contracts which will obligate the Company to make aggregate expenditures in excess of $500,000;

(vi) merge, combine, consolidate, terminate, or liquidate the Company or enter into any agreement with respect to the foregoing; and

(vii) create, assume, refinance, extend, modify or otherwise become liable with respect to any obligation for borrowed money (including guarantees of the indebtedness or other obligations of any person), issue any notes or other evidences of indebtedness in any transaction or series of transactions in excess of $500,000 and/or to pledge, mortgage, hypothecate or otherwise encumber any of the Company’s assets.

C. Any person or entity dealing with the Company or an officer may rely upon a certificate signed by an officer as to:

(i) the identity of the officer or the Member;

(ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts of the officers or this Company;

(iii) the persons or entities authorized to execute and deliver any instrument or document on behalf of the Company; or

(iv) any other matter involving the Company.

10. Allocations. Items of income, gain, loss, deduction and credit shall all be allocated to the Member.

11. Distributions. Distributions of cash or property may be made at such times as the Member deems appropriate, provided however, the Company shall not make any distributions if such distributions would violate the Act or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or its assets are bound, but instead shall make any distribution as soon as practicable provided that the making of such distribution would not cause such violation, breach or default.

12. Indemnification. The Company shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under the Act, including without limitation any officer, employee, or agent, from and against any and all of the expenses, liabilities or other matters for which indemnification is permitted under the Act. The Company shall advance expenses to the fullest extent permitted by the Act. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be an officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, consent of Member or otherwise. Notwithstanding the foregoing provisions, the indemnification and advancement of expenses provided for herein shall not relieve anyone from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (A) in breach of such person’s duty of loyalty to the Company, (B) not in good faith or involving a knowing violation of law, or (C) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article 12 and no amendment, repeal or termination of effectiveness of any law authorizing this Article 12 shall apply to or have any effect on the liability or alleged liability of any officer, employee or agent of Member for or with respect to any acts or omissions of such person occurring prior to such amendment, repeal or termination of effectiveness.

13. Applicable Law. This Agreement and the rights of the Member and the Company shall be interpreted in accordance with the laws of the State of Delaware.

14. Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

15. Amendments. The Member from time to time may amend and/or restate this Agreement as it, in its sole discretion, may deem necessary or desirable.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Limited Liability Company Agreement as of the 23rd day of April, 2004.

[SIGNATURE PAGE FOLLOWS]

SOLE MEMBER:

Trump Hotels & Casino Resorts Holdings, L.P.

By:	Trump Hotels & Casino Resorts, Inc.,
Its General Partner

	By:	/s/ Robert M. Pickus
Robert M. Pickus
Executive Vice President,
Secretary and General Counsel

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